Exhibit 99.1

Ur-Energy Releases 2015 Q2 Results

Webcast to be Held August 4, 2015

Littleton, Colorado (PR Newswire – July 31, 2015) Ur-Energy Inc. (NYSE MKT:URG, TSX:URE) (the “Company” or “Ur-Energy”) has filed the Company’s Form 10-Q for the quarter ended June 30, 2015, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com.

Lost Creek Uranium Production and Sales

The Lost Creek Project continued to exhibit quarter over quarter increases in pounds captured with 207,268 pounds U3O8 in Q2 and 399,548 pounds YTD. Drummed and shipped pounds exhibited the same trend as pounds captured allowing for the quarter over quarter downward trend of cash and non-cash costs per pound to continue. The Q2 cash cost per produced pound sold was $16.15 and the average total cost per produced pound sold was $28.98 ($32.29 YTD). In addition to Lost Creek production sold into contracts, the Company purchased 200,000 pounds and accelerated a contractual delivery requirement by several months. The Company also made its first spot sale of 70,000 pounds during Q2. In total, 404,000 pounds were sold at an average price of $45.08 during Q2 yielding a gross profit of $10.94 per pound, or 24.3%. More importantly, the Company showed its first quarterly profit with slightly more than one million dollars net profit during the period.

Jeff Klenda, Executive Director and Acting CEO, notes “Our production team continues to deliver outstanding performance by consistently lowering our production costs per pound while routinely increasing production rates. This has all been done while growing our resource base and developing our current and planned production areas. Great job!”

The Lost Creek Project also reached a major milestone during Q2 when it produced, drummed and shipped its millionth pound since the start of production. Ten of the originally-planned 13 header houses in Mine Unit 1 (MU1) are now in operation as surface construction development continues on the remaining 3 houses. All the original planned wells have already been installed and await only surface hookup.

The geology and exploration team completed a mineral resource estimate update for Lost Creek. The report detailed a 2.308 million pound Measured mineral resource addition to MU1 after revising the GT cutoff, providing a 95% increase to the last reported estimate. After taking into consideration the pounds produced to the data cutoff of March 31 2015, the Measured Resource for MU1 increased by 1.329 million pounds to a revised total of 3.757 million pounds, a 55% increase to the last reported MU1 resource in the 2013 Lost Creek PEA. As well, the analysis completed following the first portion of an exploration drilling program conducted immediately south and adjacent to the production area resulted in identification of 121,000 pounds U3O8 in the Measured and Indicated categories of mineral resource and 296,000 pounds Inferred mineral resource (both based upon the lowered GT cutoff). The revised and updated mineral resource estimate became a part of an updated NI 43-101 Technical Report for Lost Creek Property, issued June 17, 2015.

During the six months ended June 30, 2015, 399,548 pounds of U3O8 were captured within the Lost Creek plant. 360,915 of those pounds were packaged in drums and 351,177 pounds of the drummed inventory were shipped to the conversion facility where 350,000 pounds were sold to utility customers.

Inventory, production and sales figures for the Lost Creek Project are presented in the following tables.

Inventory and Production	Unit	2015 Q2	2015 Q1	2014 Q4	2014 Q3	2015 YTD

Pounds captured	lb	207,268	192,280	149,564	131,331	399,548
Ad valorem and severance tax	$000	$310	$150	$1,163	$314	$460
Wellfield cash cost (1)	$000	$830	$1,080	$881	$1,012	$1,909
Wellfield non-cash cost (1)(2)	$000	$1,333	$1,335	$1,350	$1,350	$2,668
Ad valorem and severance tax per pound captured	$/lb	$1.50	$0.78	$7.78	$2.39	$1.15
Cash cost per pound captured	$/lb	$4.00	$5.62	$5.89	$7.71	$4.78
Non-cash cost per pound captured	$/lb	$6.43	$6.94	$9.03	$10.28	$6.68

Pounds drummed	lb	183,858	177,057	117,160	125,915	360,915
Plant cash cost (3)	$000	$1,983	$1,718	$1,553	$1,704	$3,702
Plant non-cash cost (2)(3)	$000	$498	$497	$507	$504	$995
Cash cost per pound drummed	$/lb	$10.79	$9.70	$13.26	$13.53	$10.26
Non-cash cost per pound drummed	$/lb	$2.71	$2.81	$4.33	$4.00	$2.76

Pounds shipped	lb	179,672	171,505	102,071	126,499	351,177
Distribution cash cost (4)	$000	$141	$145	$112	$(31)	$286
Cash cost per pound shipped	$/lb	$0.78	$0.85	$1.10	$(0.25)	$0.81

Pounds purchased	lb	200,000	-	-	-	200,000
Purchase costs	$000	$7,878	$-	$-	$-	$7,878
Cash cost per pound purchased	$/lb	$39.39	$-	$-	$-	$39.39

Notes:

[1]	Wellfield costs include all wellfield operating costs plus amortization of the related mineral property acquisition costs and depreciation of the related asset retirement obligation costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.
[2]	Non-cash costs include depreciation of plant equipment, capitalized ARO costs and amortization of the investment in the mineral property acquisition costs. The expenses are calculated on a straight line basis so the expense is constant for each quarter. The cost per pound from these costs will therefore vary based on production levels only.
[3]	Plant costs include all plant operating costs, site overhead costs and depreciation of the related plant construction and asset retirement obligation costs.
[4]	Distribution costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.

Sales and cost of sales	Unit	2015 Q2	2015 Q1	2014 Q4	2014 Q3	2015 YTD

Pounds sold	lb	404,000	146,000	100,000	100,000	550,000
U3O8 sales	$000	$18,213	$7,380	$6,603	$5,996	$25,593
Average long-term contract price	$/lb	$46.88	$50.55	$66.03	$59.96	$48.00
Average spot price (1)	$/lb	$36.50	$-	$-	$-	$36.50
Average price per pound sold	$/lb	$45.08	$50.55	$66.03	$59.96	$46.53

U3O8 cost of sales (2)	$000	$13,791	$5,390	$3,700	$3,752	$19,178
Ad valorem and severance tax cost per pound sold	$/lb	$2.78	$4.73	$3.18	$2.52	$3.60
Cash cost per pound sold	$/lb	$16.15	$18.86	$20.32	$20.77	$17.28
Non-cash cost per pound sold	$/lb	$10.05	$13.33	$13.50	$14.23	$11.41
Cost per pound sold - produced	$/lb	$28.98	$36.92	$37.00	$37.52	$32.29
Cost per pound sold - purchased	$/lb	$39.39	$-	$-	$-	$39.39
Average cost per pound sold	$/lb	$34.14	$36.92	$37.00	$37.52	$34.87

U3O8 gross profit	$000	$4,422	$1,990	$2,903	$2,244	$6,415
Gross profit per pound sold	$/lb	$10.94	$13.63	$29.03	$22.44	$11.66
Gross profit margin	%	24.3%	27.0%	44.0%	37.4%	25.1%

Ending Inventory Balances
Pounds
In-process inventory	lb	79,036	79,284	65,233	66,298
Plant inventory	lb	30,006	25,819	15,188	5,634
Conversion facility inventory	lb	66,314	82,021	56,259	47,506
Total inventory	lb	175,356	187,124	136,680	119,438

Total cost
In-process inventory	$000	$1,219	$1,368	$2,084	$1,394
Plant inventory	$000	$850	$761	$882	$180
Conversion facility inventory	$000	$1,815	$2,573	$2,202	$1,727
Total inventory	$000	$3,884	$4,702	$5,168	$3,301

Cost per pound
In-process inventory	$/lb	$15.42	$17.25	$31.95	$21.03
Plant inventory	$/lb	$28.33	$29.47	$58.07	$31.95
Conversion facility inventory	$/lb	$27.37	$31.37	$39.14	$36.35

Notes:

[1]	There were no spot sales in either 2015 Q1 or 2014.
[2]	Cost of sales include all production costs (notes 1, 2, 3 and 4 in the previous Inventory and Production table) adjusted for changes in inventory values.

Total Cost Per Pound Sold Reconciliation	Unit	2015 Q2	2015 Q1	2014 Q4	2014 Q3	2015 YTD

Ad valorem & severance taxes	$000	$310	$150	$1,163	$314	$460
Wellfield costs	$000	$2,163	$2,415	$2,230	$2,361	$4,577
Plant and site costs	$000	$2,481	$2,215	$2,060	$2,207	$4,696
Distribution costs	$000	$141	$145	$112	$(31)	$286
Inventory change	$000	$818	$465	$(1,867)	$(1,100)	$1,283
Cost of sales - produced (a)	$000	$5,913	$5,390	$3,698	$3,751	$11,302
Cost of sales - purchased	$000	$7,878	$—	$—	$—	$7,878
Total cost of sales	$000	$13,791	$5,390	$3,698	$3,751	$19,180

Pounds sold produced (b)	lb	204,000	146,000	100,000	100,000	350,000
Pounds sold purchased	lb	200,000	—	—	—	200,000
Total pounds sold	lb	404,000	146,000	100,000	100,000	550,000

Average cost per pound sold - produced (1)	$/lb.	$28.99	$36.92	$36.98	$37.51	$32.29
Average cost per pound sold - purchased	$/lb.	$39.39	$-	$-	$-	$39.39
Total average cost per pound sold	$/lb.	$34.14	$36.92	$36.98	$37.51	$34.87

[1]	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in this filing. The cash and non-cash cost components are identified in the above inventory, production and sales table.

The cost of sales includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield, plant and site operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory and the resulting inventoried cost per pound is compared to the estimated sales prices based on the contracts or spot sales anticipated for the distribution of the product. Any costs in excess of the calculated market value are charged to cost of sales.

Continuing Guidance for 2015

We accelerated the timing of one delivery of 200,000 pounds from September to April 2015. To fulfill the delivery, we purchased 200,000 pounds from a trader at the then current spot price. This generated net cash proceeds of approximately $4.0 million and lowered our production requirements for the year by 200,000 pounds. Nevertheless, our current production plan for 2015 is still to maintain an average production rate of approximately 70,000 pounds per month and produce between 750,000 and 850,000 pounds of U3O8. Excess production will be used to build inventory, which may be utilized to complete discretionary spot sales transactions on an as needed basis if market conditions warrant. The production rate may be adjusted based on continuing operational refinements, and indicators in the market, including uranium spot market pricing and other factors. The Q3 2015 production target for Lost Creek is 210,000 pounds U3O8 dried and drummed.

We ended the quarter with 96,320 pounds of dried and drummed U3O8 in ending inventory. Of those, 66,314 pounds were held at the conversion facility at a total cost per pound of $27.37. The total cost per pound was comprised of ad valorem and severance taxes ($2.30), cash costs ($15.48) and non-cash costs ($9.59), thus demonstrating a continuing trend of lower costs per pound as we gradually increase production towards are targeted rates. We expect this trend to continue so long as our production levels continue to rise and our costs remain consistent.

As at July 30, 2015, our unrestricted cash position was $3.6 million.

Our Form 10-Q may be accessed on the Company’s website at www.ur-energy.com.

August 4, 2015 Webcast

The Ur-Energy management team will provide a review of the 2015 second quarter operations and sales, corporate strategy and guidance via a webcast on August 4, 2015. A Q&A session will follow the presentation. Those wishing to participate by phone can do so by calling:

US Number 1-877-226-2859

Canada Number 1-866-605-3851

International Number 1-412-542-4134

Ask to be joined into the Ur-Energy call.

The call is being webcast by PR Newswire. The webcast can be accessed 10 minutes prior to the call. Pre-registration and participation access is available by copying the following URL into your web browser:

https://www.webcaster4.com/Webcast/Page/1186/9654

If you are unable to join the call, a link will be available following the webcast on the Company’s website www.ur-energy.com.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate design capacity. Shirley Basin, our newest project, is one of the Pathfinder Mines assets we acquired in 2013. Baseline studies necessary for permitting and licensing of the project are currently being advanced. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Senior Director IR/PR	Jeff Klenda, Chair and Acting CEO
866-981-4588	866-981-4588
rich.boberg@ur-energy.com	jeff.klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., results of production and continued efforts to ramp up production at the Lost Creek facility; ability to meet production targets, continue to lower cost per pound, and to timely deliver into existing contractual obligations; ability to deliver into spot sales if the market conditions warrant) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.